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                                                                     Exhibit 4.1



                             RUBBERMAID INCORPORATED
                                 1147 Akron Road
                               Wooster, Ohio 44691


                                October 20, 1998




The First National Bank of Boston
P.O. Box 1865, M/S 45-02-16
Boston, Massachusetts  02105
Attention:  Shareholder Services

                    Re:  Amendment No. 1 to the Rights Agreement
                         ---------------------------------------

Ladies and Gentlemen:

         Pursuant to Section 26 of the Rights Agreement (the "Rights Agreement"), dated June 25, 1996, between Rubbermaid Incorporated (the "Company") and The First National Bank of Boston, as rights agent, the Company, by resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows:


      1. Section 1(h) of the Rights Agreement is hereby amended by adding the following new Section 1(hh) immediately thereafter:

      (hh) "MERGER AGREEMENT" means the Agreement and Plan of Merger, dated as of October 20, 1998, among the Company, Newell Co., a Delaware corporation ("Parent") and Rooster Company, an Ohio corporation and a wholly-owned subsidiary of Parent ("Merger Sub").

      2. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of that Section:

            Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, any of their Affiliates or Associates or any of their permitted assignees or transferees shall be deemed an Acquiring Person and none of a Distribution Date, a Share Acquisition Date, or a Triggering Event shall be deemed to occur or to have occurred, in each such case, by reason of the approval, execution or delivery of the Merger Agreement, the consummation of the Merger (as defined in the Merger Agreement) or the consummation of


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The First National Bank of Boston
October 20, 1998
Page 2


      the other transactions contemplated by the Merger Agreement.

      3. Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

      (a) The registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent in Boston, Massachusetts, and at such other offices as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange, or relating to any transaction reporting system, on which the Common Shares or the Rights may from time to time be listed or quoted, together with an amount in cash, in lawful money of the United States of America by certified check or bank draft payable to the order of the Company, equal to the Purchase Price for each Common Share as to which the Rights are exercised, or, if applicable, the exercise price per Right specified in Section 11(a)(ii) or 11(d) hereof, as the case may be, at or prior to the earliest of (i) the Close of Business on June 24, 2006 (the "Final Expiration Date"), (ii) the Close of Business on the date on which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which all exercisable Rights are exchanged as provided in Section 11(p) hereof or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement) (the earliest of such dates being referred to as the "Expiration Date").

      4. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 1 to the Rights Agreement, but shall remain in full force and effect.

      5. Capitalized terms used without other definition in this Amendment No. 1 to the Rights Agreement shall be used as defined in the Rights Agreement.

      6. This Amendment No. 1 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes will be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.



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The First National Bank of Boston
October 20, 1998
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      7. This Amendment No. 1 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

      8. This Amendment No. 1 to the Rights Agreement shall be effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

      9. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 1 to the Rights Agreement.


                                        Very truly yours,

                                        RUBBERMAID INCORPORATED


                                        By: /s/ James A. Morgan
                                           ------------------------------------
                                           Name: James A. Morgan
                                           Title: Senior Vice President,
                                                  General Counsel and Secretary



Accepted and agreed to as of the
effective time specified above:

THE FIRST NATIONAL BANK OF BOSTON


By: /s/ Ken Theva
    ------------------------------
    Name:  Ken Theva
    Title: Authorized Signatory